Exhibit 10.23

ABPRO CORPORATION

65 CUMMINGS PARK DRIVE

WOBURN, MA 01801

August 8, 2017

Ladies and Gentlemen:

This side letter agreement (this “Letter”) relates to that certain Collaboration and License Agreement, as amended (the “License Agreement”), dated as of August 26, 2016, by and among MedImmune Limited, a company incorporated in England and Wales (“MedImmune”), AbMed Corporation, a Delaware corporation ( “AbMed”), and Abpro Corporation, a Delaware corporation (“Abpro”) (collectively, the “Parties”), and the Stockholders Agreement dated as of August 26, 2016 by and among the Parties (the “Stockholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the License Agreement.

Pursuant to Section 3.2 of the License Agreement, Abpro was required to (x) contribute at least $1.0 million to AbMed within forty-five (45) days of the Effective Date of the License Agreement and (y) contribute a total of at least $2.5 million to AbMed (inclusive of the $1.0 million contribution in (x)) by December 31, 2016 in exchange for 1,250,000 shares of Series A Preferred Stock of AbMed (the “Abpro Preferred Shares”). Further, AbMed was to have (x) delivered a stock certificate for 548,780 shares of its Common Stock (the “MedImmune Common Stock”) to MedImmune on the Effective Date of the License Agreement pursuant to Section 5.1(a) of the License Agreement and (y) issued and delivered a stock certificate for 274,390 shares of its Series A Preferred Stock (such share number determined based on a ratio set forth in the License Agreement) to MedImmune following the capitalization pursuant to Section 5.1(b) of the License Agreement (the “Licensor Preferred Shares”). As acknowledged and agreed, for the reasons discussed by and among the Parties, Abpro did not contribute the aggregate $2.5 million to AbMed by the dates required in the License Agreement, and AbMed has not yet (x) delivered the stock certificate for the MedImmune Common Stock to MedImmune, (y) issued and delivered the stock certificate for the Licensor Preferred Shares to MedImmune nor (z) issued and delivered the stock certificate for the Abpro Preferred Shares to Abpro.

Pursuant to Section 6.1 of the License Agreement, AbMed is required to provide a progress report to MedImmune within thirty (30) days after the end of each calendar year. As acknowledged and agreed, for the reasons discussed by and among the Parties, AbMed did not deliver such a report to MedImmune for calendar year 2016.

Pursuant to Section 3.1 of the License Agreement, AbMed is required to provide a Research Plan to MedImmune within forty five (45) days of the Effective Date. As acknowledged and agreed, for the reasons discussed by and among the Parties, AbMed has not yet delivered such a report to MedImmune.

Pursuant to Section 4.1 of the Stockholders Agreement, AbMed is required to deliver certain financial information to Abpro and MedImmune within the timeframes set forth therein. As acknowledged and agreed, for the reasons discussed by and among the Parties, AbMed did not deliver such financial information to Abpro and MedImmune for the fiscal year ended December 31, 2016. Further, pursuant to Section 5.2 of the Stockholders Agreement, AbMed is required to maintain certain insurance, except as otherwise determined by the Board. As acknowledged and agreed, for the reasons discussed by and among the Parties, AbMed has not yet procured such insurance in its own name.

Notwithstanding the foregoing, MedImmune agrees to waive any violation or breach of the License Agreement and Stockholders Agreement, and Abpro also agrees to waive any violation or breach of the Stockholders Agreement, that either of Abpro or AbMed might have caused, as the case may be, solely as the result of noncompliance with the requirements set forth above, so long as the following have occurred or occur:

•	Abpro confirms that it has contributed an aggregate of $2.5 million to AbMed as of the date hereof;

•

AbMed delivers the stock certificate for the MedImmune Common Stock and issues and delivers the stock certificate for the Licensor Preferred Shares to MedImmune within fifteen (15) calendar days of the date of this Letter;

•	AbMed issues and delivers the stock certificate for the Abpro Preferred Shares to Abpro within fifteen (15) calendar days of the date of this Letter; and

•	AbMed provides to MedImmune the Research Plan as described in Section 3.1 within forty- five (45) days of the date of this Letter.

Except to the extent that the provisions of this Letter modify or conflict with the provisions of the License Agreement or the Stockholders Agreement, as the case may be, all other provisions of the License Agreement and of the Stockholders Agreement shall remain in full force and effect. Specifically, Abpro covenants that the aggregate $5.0 million shall be contributed to AbMed as required by Section 3.2 of the License Agreement, and AbMed covenants and agrees to comply with the requirements of Sections 3.1, 4.1 and 6.1 of the License Agreement for calendar year 2017 and thereafter, and Section 5.2 of the Stockholders Agreement within sixty (60) calendar days of the date of this Letter.

This Letter, together with the License Agreement and the Stockholders Agreement, contains the entire agreement of the Parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Letter.

This Letter may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision. This Letter shall be governed by and construed in accordance with the laws (other than conflicts of law) of the State of Delaware. The provisions of this Letter shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, executors and administrators of the parties hereto.

[Signature Pages Follow]

The parties have caused this Letter to be executed by their duly authorized representatives as of the date first written above.

Very truly yours,

ABPRO CORPORATION

By:	/s/ Ian Chan
Ian Chan
Chief Executive Officer

ABMED CORPORATION

By:	/s/ Ian Chan
Ian Chan
Chief Executive Officer

Agreed and accepted:

MEDIMMUNE LIMITED

By:	/s/ Jane Osbourn
Name: Jane Osbourn
Title: VP R&D

[Signature Page to MedImmune Side Letter]